UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 20, 2010
ANTHERA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34637	20-1852016

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 856-5600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On September 20, 2010, Anthera Pharmaceuticals, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Purchasers”) pursuant to which the Company agreed to sell an aggregate of 10,500,000 units, with each unit consisting of (A) one (1) share of Common Stock, $0.001 par value per share (the “Shares”) and (B) a warrant to purchase 0.40 shares of Common Stock (the “Warrants”). The purchase price per unit is $3.00. Piper Jaffray & Co. served as the Company’s lead placement agent and Wedbush PacGrow Life Sciences served as co-placement agent in the private placement (collectively, the “Placement Agents”).
     The Warrants will be exercisable for a period of five years from the date of their issuance at a per share exercise price of $3.30, subject to certain adjustments as specified in the warrants. The closing of the transaction is expected to occur on or about September 24, 2010, subject to the satisfaction of customary closing conditions. The Company expects to receive net proceeds of approximately $29.3 million from the sale of the Shares and Warrants (collectively, the “Securities”) and will use the net proceeds to fund the previously announced expansion of the Company’s A-623 Phase 2b study, known as PEARL-SC (A Randomized, Double-Blind Phase 2b Study to Evaluate the Efficacy, Safety, and Tolerability of A-623 AdministRation in Subjects with Systemic Lupus Erythematosus), the manufacture of Phase 3 material for A-623 and for general corporate purposes.
     The Securities Purchase Agreement includes representations, warranties, and covenants customary for a transaction of this type. The Securities issued in the offering will be sold pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended and Regulation D promulgated thereunder. In accordance with the terms of the Securities Purchase Agreement, each Purchaser will deposit funds in a non-interest bearing escrow account on or before the closing. The net proceeds of the offering will be released to the Company from the escrowed funds on the closing date of the offering. In addition, a placement fee of six percent (6.0%) of the gross proceeds of all Securities sold in the offering will be released to the Placement Agents at closing from the escrowed funds.
     In connection with the offering, the Company has entered into a registration rights agreement (the “Registration Rights Agreement”) with each Purchaser. The Registration Rights Agreement provides that the Company will file a “resale” registration statement (the “Initial Registration Statement”) covering all of the Shares and the Warrant Shares, up to the maximum number of shares able to be registered pursuant to applicable Securities and Exchange Commission regulations, within 30 days of the closing of the offering. If any Shares or Warrant Shares are unable to be included on the Initial Registration Statement, the Company has agreed to file subsequent registration statements until all the Shares and Warrant Shares have been registered. Under the terms of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the “resale” registration statement until all securities therein are sold or otherwise can be sold pursuant to Rule 144, without any restrictions. The Registration Rights Agreement contains customary terms and conditions for a transaction of this type, including certain customary cash penalties on the Company for its failure to satisfy specified filing and effectiveness time periods.
     The foregoing description of each of the Securities Purchase Agreement, the Registration Rights Agreement and the form of Warrant is qualified in its entirety by reference thereto, which are filed as Exhibits 10.1, 10.2 and 4.1 to this Current Report, respectively, and are incorporated herein by reference. The press release announcing the offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities
     The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the unregistered sale of equity securities is incorporated by reference into this Item 3.02.
Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Following the completion of the Offering, the Company expects that its Board of Directors will appoint Peter Thompson, M.D. to the Board of Directors.

     Peter Thompson, M.D., is currently a Venture Partner with OrbiMed Advisors, LLC and has over 20 years of industry experience. He co-founded Trubion Pharmaceuticals, and served as CEO and Chairman from its inception through its IPO on NASDAQ and as a public company until his retirement in 2009. Dr. Thompson is the former Vice President and General Manager of Chiron Informatics at Chiron Corporation and held various executive positions at Becton Dickinson, including Vice President, Research and Technology Department of BD Bioscience. Dr. Thompson is a co-founder of iMetrikus, a clinical decision support company, where he served as CEO and Chairman. He is the founder and Managing Director of Strategicon Partners, an investment and management services company. He serves as a Director of Response Biomedical and CoDa Therapeutics. Dr. Thompson is an Ernst & Young Entrepreneur of the Year awardee, an inventor on numerous patents, a board-certified internist and oncologist, and was on staff at the National Cancer Institute following his internal medicine training at Yale University.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

4.1	Form of Warrant

10.1	Form of the Securities Purchase Agreement, among the Company and the purchasers thereto, dated September 20, 2010

10.2	Form of the Registration Rights Agreement, between the Company and the Holders thereto, dated September 20, 2010

99.1	Press Release, dated September 21, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2010	Anthera Pharmaceuticals, Inc.
	By:	/s/ Christopher P. Lowe
Christopher P. Lowe
Chief Financial Officer and Vice President of Administration

Exhibit Index

Exhibit No.	Description

4.1	Form of Warrant

10.1	Form of the Securities Purchase Agreement, among the Company and the purchasers thereto, dated September 20, 2010

10.2	Form of the Registration Rights Agreement, between Company and the Holders thereto, dated September 20, 2010

99.1	Press Release, dated September 21, 2010